EXHIBIT 99.10

MEDGENESIS INC.

CASHFLOWS STATEMENTS
 (IN THOUSANDS)

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
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                                                        Nine months ended                Year ended
                                                      ----------------------   ---------------------------------
                                                       March 31,    April 2,    July 2,     July 3,     June 27,
                                                         2000         1999       1999        1998         1997
----------------------------------------------------------------------------------------------------------------
                                                                              (Unaudited)
OPERATING ACTIVITIES
Net income                                              $1,718      $3,119      $3,459      $5,671      $5,022
Adjustments to reconcile net income to net
  cash provided by operating activities
     Depreciation and amortization                       3,027       2,688       3,894       1,611       1,769
     Gain on sale of securities                           (474)         --          --          --          --
     Write off of HCI note                                  --          --          --          --       1,374
     Deferred income taxes                                  --          --         121          22         (82)
     Changes in operating assets and liabilities
        Accounts receivable                               (901)       (944)       (331)       (638)      1,694
        Inventory                                        1,304         865         721      (1,557)       (901)
        Accounts payable                                   (43)       (134)        379        (846)       (370)
        Accrued expenses                                  (208)        216         265         249      (1,153)
        Other assets                                      (292)       (114)       (162)         (9)         17
                                                        ------      ------      ------      ------      ------
Net cash provided by operating activities                4,131       5,696       8,346       4,503       7,370

INVESTING ACTIVITIES
Acquisitions, net of cash acquired                        (327)       (237)       (487)     (1,869)         --
Purchases of property and equipment                     (2,183)     (2,500)     (3,147)     (2,928)     (1,532)
Purchases of available-for-sale securities                  --        (300)       (450)         --          --
Proceeds from sale of securities                           619          --          --          --          --
                                                        ------      ------      ------      ------      ------
Net cash used in investing activities                   (1,891)     (3,037)     (4,084)     (4,797)     (1,532)

FINANCING ACTIVITIES
Net cash provided (to) from Chronimed Inc.              (2,240)     (2,659)     (4,262)        294      (5,838)
                                                        ------      ------      ------      ------      ------
Net cash (used in) provided by financing activities     (2,240)     (2,659)     (4,262)        294      (5,838)

Increase (decrease) in cash                                 --          --          --          --          --
                                                        ------      ------      ------      ------      ------
CASH AT BEGINNING AND END OF YEAR                       $   --      $   --      $   --      $   --      $   --
                                                        ======      ======      ======      ======      ======
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